CODE OF ETHICS
of
MUTUALS ADVISORS, INC.

As amended and restated effective as of October 31, 2006

MUTUALS ADVISORS, INC. (the “Advisor”), is an investment adviser registered with the Securities and Exchange Commission (“SEC”). The Advisor serves as investment adviser to mutual funds that are series of MUTUALS.com (the “Trust”), a Delaware business trust and registered open-end investment company.

The Advisor is confident that its officers, directors and employees act with integrity and good faith. The Advisor recognizes, however, that personal interests may conflict with the interests of the Advisor or its clients in some circumstances, such as when officers, directors or employees:

•	Know about present or future portfolio transactions; or

•	Have the power to influence portfolio transactions; or

•	Engage in personal transactions in securities.

In an effort to address these conflicts of interest and in accordance with SEC Rule 204A-1 under the Investment Advisers Act of 1940 (the “Advisers Act”) and Rule 17j-1 under the Investment Company Act of 1940 (the “Investment Company Act”), the Advisor has adopted this Code of Ethics (the “Code”) to, among other things, prohibit certain transactions that create, may create or appear to create conflicts of interest, and to establish reporting requirements and enforcement procedures. Each officer, director and employee of the Advisor should carefully read and review this Code. Underscored terms are defined in the Definitions section at the end of the Code.

To the extent that this Code imposes obligations on the Advisor or any individuals other than those required by the federal securities laws, it does so as a matter of striving to promote best practices and, in doing so, further stipulates that a failure to comply with any provisions of this Code that are not mandated by the federal securities laws should not be construed as a violation of any of such laws.

I.	General Standards of Conduct.

It is the responsibility of all supervised persons of the Advisor to conduct business with the highest level of ethical standards and in keeping with the Advisor’s fiduciary duties to its clients. The Advisor has a duty to exercise its authority and responsibility in the best interest of its clients, to place the interests of its clients first, and to refrain from having undisclosed outside interests that conflict with the interests of its clients. In recognition of the trust and confidence placed in the Advisor by its clients, and because the Advisor believes that its operations should benefit clients, the Advisor has adopted the following principles applicable to all supervised persons:

(1)	Clients’ interests are paramount. You must place client interests before your own. In addition, you should not place one client’s interest before another.
(2)	You must accomplish all personal securities transactions in a manner that avoids even the appearance of a conflict of your personal interests with those of a client.
(3)	You must avoid actions or activities that allow (or appear to allow) you to profit or benefit from your position with the Advisor, or that brings into question your independence or judgment.
(4)	You must take all steps to comply with applicable federal securities laws and any applicable state securities laws.
(5)	You must report promptly to the Chief Compliance Officer any violations or suspected violations of this Code.

II.                     Required Course of Conduct.

(1)                    Prohibition Against Fraud, Deceit and Manipulation.

       Supervised persons may not, directly or indirectly:

(A)	employ any device, scheme or artifice to defraud any client;

(B)
make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading;

(C)	engage in any transaction, act, practice or course of business which operates or would operate as a fraud or deceit upon any client; or

(D)	engage in any manipulative practice with respect to any client.

(2)	Gift and Entertainment Policy

While it is understood that social networking is an important component in client and service provider relations, it is important that employees of the Advisor make every reasonable effort to avoid the appearance of undue influence upon their decision-making processes.  Similarly, it is important that employees of the Advisor avoid the appearance of undue influence upon parties with which they conduct business.  To further these ends:

A.
Employees may not offer or provide gifts or entertainment to a present or prospective counterparty, client, competitor, or supplier unless the gift or entertainment can reasonably be regarded as justifiable under the circumstances.  Gifts of cash and cash equivalents are prohibited.

B.	Gifts and entertainment may be received only when:

i.	they are consistent with accepted business practice;

ii.	they are of reasonable value under the circumstances and cannot be construed as a bribe or payoff;

iii.	they do not violate any applicable law or generally accepted ethical standards.

C.
A gift or entertainment item received or provided by an Advisor’s employee must be reported to the CCO when it exceeds $100 in value (excluding business meals where the provider is present).  When provided at a continuous event or function, the value of gifts and entertainment items must be aggregated in determining whether they are reportable.  When reporting a gift or entertainment item, the employee should include a description of the gift or entertainment, its estimated value, and the names of the provider(s) and recipient(s).  The CCO, or his or her designee, will record the information in the Advisor’s Gift and Entertainment Log.

D.
Where a gift or entertainment item may exceed $250 in value, an employee must receive pre-approval from the CCO prior to providing the item to, or accepting the item from, any party that does, or seeks to do, business with the Advisor.

E.	Under no circumstances shall an employee of the Adviser accept airline travel or hotel accommodations from a party that does, or seeks to do, business with the Adviser.

(3)                   Use of Non-Public Information – Insider Trading

The improper use of non-public information to trade securities (“insider trading”) is strictly prohibited. Procedures regarding this practice are set forth in the Advisor’s Compliance Manual and are considered an integral part of this Code.

III.           Personal Trading Restrictions.

       (1)           Short-Swing Trading Prohibition.

Access Persons may not sell a security within 30 calendar days of acquiring that security, nor acquire a security within 30 calendar days of selling that security.

               (2)           Three-Day Blackout.

Until three days after the acquisition or sale program has been completed for the client, no Access Person may purchase or sell, directly or indirectly, any security in which such person has, or by reason of such transaction will acquire, any beneficial ownership if, to such person’s knowledge, such security, within the most recent 15 days, is or has been held by the client or is being or has been considered by the client (or the portfolio manager for the client) for purchase by the client.

(A)           Exception to Blackout Period.  This blackout period does not apply to the purchase or sale of any security (i) of an issuer with a market capitalization in excess of $5 billion, and (iii) made in a share amount not exceeding 500 within (cumulatively within the blackout period).

(3)	Pre-Approval of Personal Securities Transactions

No employee shall buy or sell securities (other than those exempt from reporting as noted below) for his or her personal portfolio or the portfolio of a member of his or her immediately family without obtaining pre-clearance.  Pre-clearance may be sought by submitting a fully completed Personal Transaction Request (PTR) (as contained in Exhibit A) form to the CCO or, in his or her absence, the President.  The CCO will notify the employee, via written confirmation, whether the transaction is approved or denied.  The requesting employee must receive written approval before executing the transaction.

(4)	Trading in Initial Public Offerings (IPOs)

Employees are normally prohibited from acquiring any beneficial interest in any security offered in an IPO.  However, exceptions may be allowed when (1) the investment relates to securities of the employer of a spouse offered to all employees at the spouse’s level, (2) for the demutualization of insurance companies, banks or savings and loans, or (3) the IPO is offered as part of an offering provided directly by an issuer, such as in an IPO lottery; and (4) as otherwise approved by the CCO after a review of surrounding facts and circumstances.  Note:  Regardless of whether an exception is allowed, all employees must report and pre-clear all transactions in IPOs, and the employee would be required to provide appropriate documentation supporting the exception.

(5)	Exemptions from Personal Trading Restrictions.

The restrictions on personal trading set forth in Sections III(1), (2) and (3) shall not apply to any transactions in securities that are exempted from reporting under Section IV(3) of this Code.

(6)	Pre-clearance Does Not Protect Wrongdoing.

Compliance with this pre-clearance requirement is separate from and in addition to the employee’s other obligations under this Code.  Even if an employee has pre-cleared a transaction in a security subject to this Code, each such employee acknowledges that the transaction may be subject to further review by the CCO if the transaction is ultimately determined to have been made in contravention to one or more provisions of the Code.

IV.           Reporting Obligations.

(1)	Holdings Reports.

Access Persons must submit to the Chief Compliance Officer a report of their current securities holdings. Each holdings report must contain, at a minimum:

•
The title and type of security, and as applicable the exchange ticker symbol or CUSIP number, number of shares and principal amount of each reportable security in which the Access Person has any direct or indirect beneficial ownership;

•	The name of any broker, dealer, bank or other institution with which the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit; and

•	The date the Access Person submits the report.

An initial holdings report (in the form reflected in Exhibit B hereto or the substantial equivalent) must be submitted by Access Persons no later than 10 days after the date the person becomes an Access Person and, in that case, the information must be current as of a date no more than 45 days prior to the date the person becomes an Access Person.

An annual holdings report (in the form reflected in Exhibit C hereto or the substantial equivalent) must be submitted by Access Persons no later than 30 calendar days after the start of each calendar year and, in that case, the information must be current as of a date no more than 45 days prior to the date the report is submitted.

(2)	Transaction Reports.

On a quarterly basis, Access Persons must submit to the Chief Compliance Officer securities transactions reports, reporting transactions in securities as specified in this section, as well as any securities accounts established during the quarter. Such transactions reports must contain, at a minimum, the following information about each transaction involving a reportable security in which the Access Person had, or as a result of the transaction acquired, any direct or indirect beneficial ownership:

•
The date of the transaction, the title, and as applicable the exchange ticker symbol or CUSIP number, interest rate and maturity date, number of shares, and principal amount of each reportable security involved;

•	The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

•	The price of the security at which the transaction was effected;

•	The name of the broker, dealer, bank or other institution with or through which the transaction was effected; and

•	The date the Access Person submits the report.

Such transactions reports (in the form reflected in Exhibit D hereto or the substantial equivalent) must be submitted to the Chief Compliance Officer no later than 30 days after the end of each calendar quarter and must cover, at a minimum, all transactions during the quarter.

If an Access Person had no reportable transactions or did not open any securities accounts during the quarter, a quarterly report is still required to be submitted. In that case, the Access Person should sign in the space provided and submit the report with no transactions listed.

In lieu of the transactions reports required under this Section IV(2), Access Persons may submit duplicate broker trade confirmations or account statements to the Chief Compliance Officer, if all the information required in such transaction reports is contained in the broker trade confirmations or account statements or in the records of the Advisor, and so long as the Chief Compliance Officer receives the duplicate confirmations or statements no later than 30 days after the end of the applicable calendar quarter.

(3)	Exemptions from Reporting Requirements.

Notwithstanding the foregoing, Access Persons need not submit:

(A)	Any holdings or transactions report with respect to securities held in accounts over which the Access Person has no direct or indirect influence or control.

(B)	Any holdings or transactions report with respect to:
•	a security which is a direct obligation of the Government of the United States;
•	bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;
•	shares issued by money market funds;
•	shares issued by registered open-end mutual funds, other than funds for which the Advisor serves as investment adviser; and
•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are funds for which the Advisor serves as investment adviser.

Note that shares of exchange-traded funds (ETFs) organized either as UITs or open-end funds are not excluded from reporting by virtue of these provisions and therefore holdings of and transactions in shares of ETFs must be treated as reportable under this Code.

(C)	Transaction reports with respect to transactions effected pursuant to an automatic investment plan.

(D)
Transaction reports regarding purchases arising from the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, as long as the rights were acquired from the issuer, and sales of such rights so acquired.

(E)
Transaction reports regarding purchases or sales which are non-volitional on the part of the Access Person, including purchases or sales upon the exercise of puts or calls written by the Access Person and sales from a margin account pursuant to a bona fide margin call.

Note, however, that even if reports regarding certain securities or transactions in securities are not required to be submitted by virtue of this Section IV(3), the accounts in which such securities are held or transactions effected are still required to be reported as called for on the relevant form(s).

V.           Review and Enforcement of the Code.

(1)	Chief Compliance Officer. The Advisor’s Chief Compliance Officer will perform the following duties:

(A)
The Chief Compliance Officer will provide each of the Advisor’s supervised persons with a copy of this Code, as it may be amended from time to time, and obtain from such supervised persons a written acknowledgment of their receipt of this Code and amendments thereto (see Exhibits B and C to this Code).

(B)	The Chief Compliance Officer will identify all Access Persons who are required to make reports under this Code and inform them of their reporting obligations.

(C)
The Chief Compliance Officer will, on a quarterly basis, check and verify that all reports required to be submitted under this Code have been submitted by the appropriate persons. The Chief Compliance Officer will review all submitted reports for any issues or irregularities and to determine whether any Code or legal violation may have occurred. The Chief Compliance Officer may request additional information or take any other appropriate measure that the Chief Compliance Officer decides is necessary to aid in this determination. Before determining that a person has violated the Code, the Chief Compliance Officer must give the person an opportunity to supply explanatory material.

(D)
If the Chief Compliance Officer determines that a Code violation may have occurred, the Chief Compliance Officer will submit the determination, together with the confidential quarterly report and any explanatory material provided by the person, to the President of the Advisor. The President will make the final determination whether a Code violation has occurred.

(E)
No person is required to participate in a determination of whether he or she has committed a Code violation or of the imposition of any sanction against himself or herself. If a potential Code violation of the President is under consideration, the Chief Compliance Officer or another individual who is a duly appointed officer of the Advisor, or another individual duly appointed to act on behalf of the Advisor in such a matter, will act in lieu of the President for purposes of this Section V.

(2)
Sanctions.  If the President finds that a violation of the Code has occurred, the President may impose upon the responsible person(s) any sanction that the President deems appropriate, which may include, without limitation, a letter of warning or reprimand, suspension from or reassignment of employment, disgorgement, financial fine or similar penalty, or termination of employment. The Advisor also reserves the right to sue or pursue other claims against or recovery from any supervised person or other person in an appropriate case.

The President will report any Code violation and sanction imposed to the Advisor’s Board of Directors at the next regularly scheduled board meeting unless, in the sole discretion of the President, circumstances warrant an earlier report. Such violation and sanctions will also be reported to the Board of Trustees of the Trust in accordance with Section VII(5) hereof.

(3)
Exceptions/Waivers.  The Advisor reserves the right to grant an exception or waiver of compliance with the provisions of this Code, so long as such exception or waiver is not inconsistent with any applicable laws and regulations, the Advisor’s fiduciary obligations to its clients or the best interest of Advisor’s clients, and provided that in no event shall any exception or waiver be granted to a supervised person from compliance with any provision required in the Code by SEC Rule 204A-1 under the Advisers Act or Rule 17j-1 under the Investment Company Act. Such exceptions or waivers may be granted by the President of the Advisor (or, in the case of an exception or waiver granted to the President, by the Chief Compliance Officer or another individual who is a duly appointed officer of the Advisor, or another individual duly appointed to act on behalf of the Advisor in such a matter), and the Chief Compliance Officer shall be responsible for ensuring that appropriate documentation of each exception or waiver, including information explaining the pertinent circumstances and rationale, is created and maintained in the Advisor’s records (see Section VI(8)) and disclosed to the extent required (for example, exceptions or waivers that might be considered important by the Fund Board should be included in the report referenced in Section VII(5)).

VI.           Recordkeeping.

The Advisor will maintain records as set forth below.  These records will be maintained in accordance with the applicable federal securities laws and, to the extent required by law, will be available for examination by representatives of the SEC upon examination:

(1)	A copy of this Code and any other Advisor code of ethics which is or at any time within the past 5 years was in effect shall be maintained in an easily accessible place;

(2)
A record of any Code violation and of any action taken as a result of the violation shall be maintained and preserved in an easily accessible place for a period of not less than 5 years from the end of the fiscal year during which the last entry was made on such record, the first 2 years in an appropriate office of the Advisor;

(3)	A record of each written acknowledgment required under Sections VII(6) of this Code for each person who is currently, or within the past 5 years was, a supervised person of the Advisor;

(4)
A copy of each report made by an Access Person as required under Section IV of this Code, including any information provided in a broker trade confirmation or account statement provided in lieu of such report, shall be maintained and preserved in an easily accessible place for a period of not less than 5 years from the end of the fiscal year during which the report was made or the information provided, the first 2 years in an easily accessible place in an appropriate office of the Advisor;

(5)
A record of the names of persons who are currently, or within the past 5 years were, Access Persons of the Advisor, or who are or were required to make reports under Section IV of this Code, or who are or were responsible for reviewing such reports, shall be maintained in an easily accessible place;

(6)
A copy of each report to the Board of Trustees of the Trust called for under Section VII(5) of this Code shall be maintained for at least 5 years after the end of the fiscal year in which it is made, the first 2 years in an easily accessible place;

(7)
A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities in an initial public offering (IPO) or a limited offering by Access Persons, shall be maintained and preserved for at least 5 years after the end of the fiscal year in which the approval is granted; and

(8)
A record of any exception or waiver granted under this Code, including information explaining the pertinent circumstances and rationale, shall be maintained for at least 5 years after the end of the fiscal year in which such exception or waiver is granted.

VII.           Insider Trading Policy and Procedures

A.	Introduction

The prohibitions against “insider trading” set forth in the federal securities laws play an essential role in maintaining the fairness, health and integrity of our markets.  These laws also establish fundamental standards of business conduct that govern our daily activities and help to ensure that client trust and confidence is not in any way compromised.  Consistent with these principals, the Advisor policy forbids any employee from “insider trading”, which generally can be summarized as (i) trading in a security, either for any client of the Advisor or for a personal account, if that employee is "aware," or is in a position to have been “aware” of material and nonpublic information concerning the issuer; or (ii) communicating material and nonpublic information to others in violation of the law. This policy applies to every employee and extends to activities within and outside of each employee's duties at the Advisor.  Every employee must read and retain this policy as part of their personal file.  Any questions regarding this policy should be referred to the CCO.

The term “insider trading” generally is used to refer to trading in securities on the basis of material and nonpublic information (whether or not the person actually trading is an "insider").  A person is deemed to trade "on the basis of" material nonpublic information if that person is aware of material nonpublic information when making the purchase or sale.  While the law concerning insider trading is not static, it is the Advisor’s general practice to refrain from trading on the basis of material, nonpublic information.1  Any deviation from this standard must be pre-approved by the CCO. The further discussion of the elements of insider trading and the penalties for such unlawful conduct is discussed below.2  If, after reviewing this policy, you have any questions concerning this matter you should consult with the Advisor's CCO.

B.	General Policy Definitions

1.           Who is an Insider?

The concept of "insider" is broad.  It includes officers, directors and employees of a company.  In addition, a person can be a "temporary insider" if he or she enters into a special confidential relationship in the conduct of a company's affairs and as a result is given access to information solely for the company's purposes.  A temporary insider can include, among others, a company's attorneys, accountants, consultants, bank lending officers, investment advisers, and the employees of such organizations, depending upon the circumstances.

1 It is generally understood that U.S. law concerning insider trading prohibits trading by an "insider" on the basis of material nonpublic information about the security or issuer.  Accordingly, in order to be held liable under the law, the person trading must violate a duty of trust or confidence owed directly, indirectly, or derivatively, to the issuer of that security or the shareholders of that issuer, or to any other person who is the source of the material nonpublic information (e.g., employer).  U.S. law also prohibits the communication of material and nonpublic information to others and provides for penalties and punitive damages against the "tipper" even if he/she does not gain personally from the communication.  In addition, the laws of other countries and jurisdictions often include similar, and in some cases more stringent, restrictions regarding insider trading and information sharing.  Thus, any contemplated transaction in the securities of an issuer for which we may have access to insider information must be pre-approved by the CCO.

2 These policies and procedures may, from time to time, be updated as U.S. and/or other securities laws dictate or as necessitated by the Advisor’s business practices and jurisdictions.

2.           What is Material Information?

"Material” information generally is defined as information for which there is a substantial likelihood that a reasonable investor would consider it important in making his or her investment decisions, or information that is reasonably certain to have a substantial effect on the price of a company's securities.  Types of information that may be considered material (depending on the relevant facts and circumstances) include, but are not limited to:

✓	Transactions such as contests for corporate control, refinancings, tender offers, recapitalizations, leveraged buy-outs, acquisitions, mergers, restructurings or purchases or sales of assets;
✓	Dividend increases or decreases;
✓	Earnings or earnings estimates and changes in previously released earnings or earnings estimates;
✓	Interim financial information, including monthly financial statements;
✓	Forward looking business plans and strategies;
✓	Public offerings of securities by private or public entities, including plans to offer securities, cancellations of planned offerings and changes in the timing or terms of offerings;
✓	Transactions by an issuer relating to its own securities, including share repurchase programs and derivatives;
✓	Writedowns of assets;
✓	Expansion or curtailment of operations;
✓	Increases or declines in orders;
✓	New products, discoveries and inventions;
✓	Borrowings and charges to reserves for bad debts;
✓	Actual or threatened litigation;
✓	Liquidity problems;
✓	Financing needs;
✓	Significant management developments;
✓	Changes of ratings of debt securities; and
✓	Government investigations or actions

3.           What is Nonpublic Information?

Information is nonpublic until it has been effectively communicated to the marketplace.  One must be able to point to some fact to show that the information is generally public.  For example, information found in a report filed with the SEC, or appearing in Dow Jones, Reuters Economic Services, The Wall Street Journal, Bloomberg or other publications of general circulation (including equivalent websites of general access) would be considered public.  The Advisor’s employees should seek specific guidance from the CCO with any questions regarding situations where information has been distributed to a limited group of investors or when the status of information as public or “nonpublic” is in any way unclear.

4.           Penalties for Insider Trading

Penalties for trading on or inappropriately communicating material and nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers.  A person can be subject to some or all of the penalties below even if he or she does not personally benefit from the violation.  Penalties include:

a.	civil injunctions;
b.	disgorgement of profits;
c.	punitive damages (i.e., fines for the person who committed the violation of up to three times the profit gained or loss avoided, whether or not the person actually benefited personally);
d.	felony convictions which include possible jail sentences; and
e.	fines and sanctions against the employer or other controlling person.

C.	Procedures to Safeguard against Insider Trading

The following procedures have been established to aid employees of the Advisor in avoiding insider trading, and to aid the Advisor in helping to prevent (and detect) insider trading. Upon discovering a violation of this policy, the Advisor may impose such sanctions against the employee involved as it deems appropriate.  Given the serious nature of this matter, sanctions will most likely include one or more of the following: disgorgement of profits, fines, suspension of trading for an appropriate period of time and, if the facts support such action (i.e., no reasonable explanation or mitigating factors exist), appropriate personnel action which most likely will include termination of employment and other actions as deemed necessary and appropriate.

1.           Identifying Inside Information

Before trading in the securities of a company about which you may have potential inside information, ask yourself the following questions:

a.
Is the information material?  Is this information that an investor would consider important in making his or her investment decisions (i.e., whether the investor should buy, sell or hold a security)?  Is this information that would substantially affect the market price of the securities if generally disclosed?

b.
Is the information nonpublic?  To whom has this information been provided?  Has the information been effectively communicated to the marketplace by being publicly filed with the SEC or published in Reuters, The Wall Street Journal, Bloomberg or other publications of general circulation?

2.           How To Respond If You Think You Are Aware Of Inside Information

If, after consideration of the above, you believe the information you are aware of is material and nonpublic, or if you question whether the information is material and nonpublic, you should take the following steps:

a.	Report the matter immediately to the CCO;

b.	Do not purchase or sell any “security” of the issuer on behalf of any client account, yourself or others;

c.	Do not communicate the information to anyone either inside or outside of the Advisor except the CCO.

After the CCO has reviewed the matter, you will be instructed to either continue the prohibition against trading and communication or be given permission to trade the security and communicate freely the information in question.

D.	Restricted List Policy and Procedures

1.  Introduction

Under normal circumstances, it is unlikely that the Advisor will come into possession of material, nonpublic information.  Nonetheless, given the vita sensitivity of this issue, the advisor has adopted the following restricted list requirements.

The Restricted List shall, as appropriate, list the names of issuers (i) as to which the Advisor may have material nonpublic information, (ii) with which the Advisor may have significant affiliations through directorships or otherwise (as the CCO determines appropriate); (iii) the Company has contractually agreed not to trade (e.g., pursuant to “lock up” provisions); (iv) when the Advisor’s position in a regulated entity is approaching regulatory limits (e.g., 5% of the equity of a bank holding company); and (v) as the CCO or President may determine to list.

2.    General Policy

No employee of the Advisor may trade in any securities of an issuer if the issuer is currently listed in the Restricted List.  No portfolio manager or trader may trade for the benefit of any advisory client account (including any fund) in any securities of an issuer currently listed on the Restricted List.  Employees of the Advisor are to review the Restricted List policy and all other the Advisor compliance policies relating to personal trading before completing any trade.

3.  Maintenance of Restricted List

The CCO shall maintain the firm’s Restricted List and related files (e.g., annotated log and memos to file etc.).  The President and CCO shall have sole authority to add or remove an issuer from the Restricted List as they deems appropriate.  The Restricted List shall be distributed to a limited number of employees on a "need to know" basis (i.e., portfolio mangers, analysts and certain back office personnel etc.).  No employee who receives the Restricted List shall disclose to any other person the securities or issuers listed on the Restricted List, except as the CCO may approve.

4.  Removal from the Restricted List

Consideration for removal of an issuer from the Advisor’s Restricted List will normally occur when: 1) when the assignment or transaction on which the Advisor is working (or information the Advisor has received) becomes publicly known or is determined to be immaterial or 2) when it is otherwise determined that monitoring trading of the securities of the issuer is no longer necessary.

Generally, an issuer will remain on the Restricted List for the duration of the period in which nonpublic information is available to the Advisor, and, for some period of time thereafter, depending on the facts and circumstances.  The CCO will approximately every six months (or more frequently as he/she feels is appropriate), review the Restricted List to see whether any listed issuer may be a possible candidate for removal (due to an extended length of time on the list or potentially for other circumstances).  Employees may also request the CCO to consider removing an issuer from the Restricted List.

When an issuer becomes a candidate for removal from the Restricted List for whatever reason, the CCO will review the relevant facts and circumstances prior to removing the issuer from the Restricted List.  If removal is warranted under the circumstances, the CCO will document the nature of the circumstances and receive appropriate confirmation from the employee(s) requesting the removal and/or having the factual support for justifying the removal.

VIII.           Miscellaneous.

(1)
Confidentiality.  All personal securities transactions reports and any other information submitted to the Advisor under this Code will be treated as confidential, provided that such reports and related information may be produced to the designated examining authority and other regulatory agencies.

(2)
Verification. The Chief Compliance Officer has the right to request copies of backup documents to verify the integrity of any report submitted under this Code and request duplicate documents at any time.

(3)	Interpretation of Provisions. The Board of Directors of the Advisor may from time to time adopt such interpretations of this Code as it deems appropriate.

(4)
Annual Review.  Not less frequently than annually, the Chief Compliance Officer (or a person under the Chief Compliance Officer’s direction) will review the adequacy of this Code and the effectiveness of its implementation and will report to the Board of Directors of the Advisor any recommendations for changes or modifications to this Code.

(5)
Annual Report to Fund Board. No less frequently than annually, the Chief Compliance Officer, on behalf of the Advisor, will furnish to the Board of Trustees of the Trust a written report that: (a) describes any issue(s) arising under the Code since the last report to the Board, including information about any material Code violations and sanctions imposed in response to the material violations, and (b) certifies that the Advisor has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(6)
Initial and Annual Acknowledgment.  Each supervised person of the Advisor is required to acknowledge, in conjunction with becoming a supervised person and thereafter annually, that he/she has received the Code and any amendments thereto, and to certify as to certain other matters pertaining to their compliance under the Code as specified in the relevant forms used for such purpose (see Exhibits B and C to this Code).

Definitions

Access Person means:

(A) any supervised person of the Advisor:
•
who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Fund for which the Advisor serves as investment adviser, or

•	who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic;
(B)
any director, officer, general partner or employee of the Advisor (or of any company in a control relationship to the Advisor) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding, the purchase or sale of securities by a Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

(C)	any natural person in a control relationship to the Advisor who obtains information concerning recommendations made to a Fund with regard to the purchase or sale of securities by the Fund.
Because providing investment advice is the Advisor’s primary business, all of the Advisor’s director officers and partners are assumed to be Access Persons.

Automatic investment plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan.

Beneficial ownership shall be determined in accordance with Rule16a-1(a)(2) under the Securities Exchange Act of 1934, except that the determination shall apply to all securities, and not just equity securities, that an Access Person has or acquires. Rule 16a-1(a)(2) provides that the term “beneficial owner” means any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, has or shares a direct or indirect pecuniary interest in any equity security. Therefore, an Access Person may be deemed to have beneficial ownership of securities held by members of his or her immediate family sharing the same household, or by certain partnerships, trusts, corporations, or other arrangements. Any report required by this Code may contain a statement that the report will not be construed as an admission that the person making the report has any direct or indirect beneficial ownership in the security to which the report relates.

Control has the same meaning as in Section 2(a)(9) of the Investment Company Act of 1940.

Federal securities laws means the Securities Act of 1933, the Securities Exchange Act of 1934, the Sarbanes-Oxley Act of 2002, the Investment Company Act of 1940, the Investment Advisers Act of 1940, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the Securities and Exchange Commission under any of these statutes, the Bank Secrecy Act as it applies to funds and investment advisers, and any rules adopted thereunder by the Securities and Exchange Commission or the Department of the Treasury.

Fund means an investment company registered under the Investment Company Act of 1940.

Initial public offering means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

Limited offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505 or Rule 506 thereunder.

Purchase or sale of a security (or words of similar import) includes, among other things, the writing of an option to purchase or sell a security.

Security means the same as that set forth in Section 2(a)(36) of the Investment Company Act of 1940. A security does not include index futures or other commodities.

Supervised person means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of the Advisor, or other person who provides investment advice on behalf of the Advisor and is subject to the supervision and control of the Advisor.

Exhibit A
PERSONAL TRANSACTION REQUEST FORM

NAME OF EMPLOYEE:	_____________________________

ACCOUNT NAME AND NUMBER:	_____________________________

DATE OF TRANSACTION:	_____________________________

SECURITY NAME:	_____________________________

SECURITY ID NUMBER (CUSIP/SEDOL):	_____________________________

COUNTRY: ___________________	TYPE OF SECURITY:__________

NUMBER OF SHARES: _________	PRICE:_____________

BUY: ____________	SELL:______________

IS THIS A LIMIT ORDER OR STOP-LOSS ORDER TRADE:	YES / NO

IS THIS A PRIVATE PLACEMENT SECURITY:	YES / NO

IS THIS AN INITIAL PUBLIC OFFERING:	YES / NO

NAME OF BROKER: ________________________________________________

I hereby certify that I am familiar with the Advisor's Code of Ethics, and that this transaction complies in all material respects with the Advisor's policies and procedures.  I am not aware of any material, non-public information concerning this issuer or the market for its securities, any pending plans or consideration to purchase these securities for the Advisor's clients, or any other conflict of interest with the Advisor or its clients with respect to my interest in this transaction.

SIGNATURE:  _________________________________                                                                         DATE: _________________

AUTHORIZATION

COMPLIANCE OFFICER: ________________________                                                                          DATE: _________________

APPROVED:    __________________________                                                                                          DENIED: _______________

REASON FOR DENIAL: _________________________________________________________________

                                    _______________________________________________________________

Exhibit B
INITIAL REPORT AND ACKNOWLEDGMENT

By signing below, I acknowledge that I have received a copy of and have read and understand the Mutuals Advisors, Inc. Compliance Manual adopted effective as of July 31, 2006 (as it may be amended from time to time) and the Code of Ethics of Mutuals Advisors, Inc., as amended and restated effective as of July 31, 2006, and that I am subject to the Compliance Manual and the Code in the capacity of “employee,” “supervised person” and “Access Person.” I certify that I am in compliance with all the policies, procedures, provisions and requirements contained in the Compliance Manual and Code and that I will remain in compliance with them so long as I am so required. I further understand that no less than quarterly I am to disclose any securities transactions required to be disclosed by the Code of Ethics. I hereby agree that I will abide by such requirements at all times.

As of ___________________ [date no more than 45 days prior to becoming an Access Person], I had a direct or indirect beneficial ownership in the following reportable securities:

Name of Security	No. of Shares	Principal Amount	Type of Interest (Direct or Indirect)

I hereby represent that, as of ___________________ [date no more than 45 days prior to becoming an Access Person], the only account(s) holding any securities for my direct or indirect benefit are with the brokers, dealers, banks or other institutions listed below:

Name of Broker, Dealer, Bank or Other Institution with Whom Account is Held	Date Established

__________________________________________
 Signature                                                      Title

__________________________________________
Type/Print Name/Title

Date: ______________________________________
[report must be dated and submitted no later than 10 days after becoming an Access Person]

Exhibit C
ANNUAL REPORT AND ACKNOWLEDGMENT
FOR THE CALENDAR YEAR ENDED DECEMBER 31, ______

By signing below, I acknowledge that I have received a copy of and have read and understand the Mutuals Advisors, Inc. Compliance Manual adopted effective as of July 31, 2006 (as it may be amended from time to time) and the Code of Ethics of Mutuals Advisors, Inc., as amended and restated effective as of July 31, 2006, and that I am subject to the Compliance Manual and the Code in the capacity of “employee,” “supervised person” and “Access Person.”

I certify that, during the year, I have complied with all the policies, procedures, provisions and requirements contained in the Compliance Manual and Code and that I will continue to remain in compliance with them so long as I am so required. I further certify that I have reported all securities transactions and accounts required to be reported pursuant to the Code.

As of _______________________ [date no more than 45 days prior to the date the report is submitted], I had a direct or indirect beneficial ownership in the following reportable securities:

Name of Security	No. of Shares	Principal Amount	Type of Interest (Direct or Indirect)

I hereby represent that, as of _______________________ [date no more than 45 days prior to the date the report is submitted], the only account(s) holding any securities for my direct or indirect benefit are with the brokers, dealers, banks or other institutions listed below:

Name of Broker, Dealer, Bank or Other Institution with Whom Account is Held	Date Established

___
_______________________________________
 Signature                                                      Title

__________________________________________
Type/Print Name/Title

Date: ______________________________________
[report must be dated and submitted no more than 30 calendar days after the start of the calendar year]

Exhibit D
QUARTERLY SECURITIES TRANSACTION
AND ACCOUNT REPORTING FORM

Calendar Quarter Ended _____/_____/_____

During the calendar quarter referred to above, the following transactions were effected in securities of which I had, or by reason of such transaction acquired, direct or indirect beneficial ownership, and which are required to be reported pursuant to the Mutuals Advisors, Inc. Code of Ethics.

Date of Transaction	Name of Security (Title and, as applicable, Exchange Ticker Symbol or CUSIP number)	No. of Shares (if applicable)	Interest Rate and Maturity Date (if applicable)	Principal Amount (if applicable)	Nature of Transaction (purchase, sale, other)	Price	Broker, Dealer, Bank or Other Institution Through Whom Effected

This report excludes transactions not required to be reported under the Code of Ethics and is not an admission that I have or had any direct or indirect beneficial ownership in the securities listed.

I hereby certify that, during the quarter referenced above, the account(s) listed below were established and hold, or during the quarter referenced above held, securities in which I have or had direct or indirect beneficial ownership.

Name of Broker, Dealer, Bank or Other Institution with Whom Account is Held	Date Established

__________________________________________
 Signature                                                      Title

__________________________________________
Type/Print Name/Title

Date: ______________________________________

[report must be dated and submitted no later than 30 days after the end of the relevant calendar quarter]